Exhibit 10.1

Retirement Agreement

This Retirement Agreement (the "Agreement") is entered into as of the 16 day of December, 2020 by and between Ormat Systems Ltd., a company incorporated in the State of Israel, having its offices at Yavne, Israel, and Zvi Krieger, I.D. number 53336376, residing at Kfar Vradim, Israel (the “Employee”).

Whereas

the Employee has been employed at Ormat Systems Ltd. and/or at any parent company of Ormat Systems Ltd., direct or indirect subsidiary or affiliate company of Ormat Systems Ltd. or of its parent company or any other entity held, directly or indirectly, by Ormat Systems Ltd. or by its parent company the (all together the “Company”), commencing on April 1996; and

Whereas

the Parties mutually wish to terminate the working relations between the Employee and the Company and to enter into a final settlement of all matters relating to all rights, payments and matters relating to the Employee's employment with the Company and to the termination of the Employee's employment with the Company, under the terms and conditions determined under this Agreement;

NOW THEREFORE IT HAS BEEN AGREED AND STIPULATED BETWEEN THE PARTIES AS FOLLOWS:

1.	The preamble to this Agreement constitutes an integral part hereof.

2.	Prolonged Notice Period-

2.1.

Subject to the fulfillment of this Agreement by the Employee and subject to the Employee’s decelerations and obligations under this Agreement, the Company Ex Gratia will grant the Employee a prolonged notice period, commencing on the date of execution of this Agreement (the “Commencement Date”) and ending on June 30, 2022 (the: “Prolonged Notice Period”).

2.2.	The Employee’s Position during the Prolonged Notice Period-

(a)	During the period starting on the Commencement Date and until March 31, 2021 the Employee will continue to perform his duties and regular tasks under his position;

(b)

During the period starting on April 1, 2021 and ending on June 30, 2021 the Employee will continue to perform his duties and tasks in connection with the Puna facility, the Boulliante power plant and the resource and drilling operations;

(c)

During the period starting on July 1, 2021 and ending on the end of the Prolonged Notice Period the Employee will serve as a senior advisor to the Company’s CEO or in any other position as agreed between the Employee and the Company’s CEO.

(d)	The Employee shall cooperate diligently and efficiently in the handover of his duties and responsibilities, as assigned by the Company, according to the Company's needs.

2.3.	Employment Capacity during the Prolonged Notice Period

(a)

The Employee will continue to serve in a full-time capacity until the end of the Prolong Notice Period, and will be entitled to his regular salary and all social benefits which he is entitled as of the date of this Agreement including without limitation participation in the annual bonus plan for the year 2020. To avoid any doubt the Employee shall not be entitlement to participate in the annual bonuses plan for the year 2021 and on. To avoid any doubt the Employee’s entitlement to the above annual bonus for the year 2020 is subject to the Compensation Committee of the Company approval and the Company’s discretion based on the Company’s relevant plans.

(b)

During the Prolonged Notice Period the Employee will be entitled to exercise its Stock Appreciation Rights and Restricted Stock Units which were already awarded to him under the Company’s relevant Incentive Compensation Plans, and which will become vested on or before the end of the Prolonged Notice Period.

(c)

Starting on July 1, 2021 and until the end of the Prolonged Notice Period, unless otherwise required by the Company, the Employee shall not be required to work in full-time capacity. The employee shall exercise all of his accrued vacation during this period of time.

2.4.	During the Prolonged Notice Period the Employee will utilize all of his accrued vacation days.

3.	Termination

Subject to the fulfillment of this Agreement by the Employee and subject to the Employee’s decelerations under this Agreement, and as an absolute and final settlement between the Company and the Employee, the Company will grant the Employee the following upon the end of the Prolonged Notice Period:

3.1.

Upon the end of the Prolonged Notice Period, the Company shall pay the Employee severance payments which will include the amount accumulated in the Manager Insurance/Pension Fund in Employee’s name, plus the Company’s completion of the severance payments according to the requirements of the Severance Pay Law, subject to the receipt of 161A (161א) form signed by the Employee and tax authorities. The total amount for severance payments under this section shall be consistent with the Severance Pay Law.

3.2.	The Company shall furnish the Employee with an order to the study fund to release to him all the funds accumulated in his Study Fund until the Termination Date (“Keren Hishtalmut”).

4.	Return of Property, Proprietary Information, Confidentiality

4.1.

The Employee will deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, documents relating to the Company’s business and operation, any other documents or property, or reproductions of any aforementioned items developed or received by the Employee pursuant to the Employee employment with the Company or otherwise belonging to the Company.

4.2.

The Employee hereby undertakes to permanently and irrevocably delete and not to make any use of any material related to the Company or any correspondence with the Company or officers or advisors, including without limitation, any emails, written instruments, recorded conversations or other form of correspondence.

4.3.

The Employee agrees and declares that notwithstanding the termination of his employment with the Company, the Employee will continue to comply with all his obligations concerning proprietary information, non-disclosure, and assignment of inventions, non-solicitation and non-competition, and any other undertaking of the Employee that survives termination of the Employment Agreement, as further detailed in the Employment Agreement.

4.4.

Without derogating of the above, as a pre-condition to the entering into force of this Agreement, the Employee shall execute the Statement of Undertaking –Confidentiality, Non -Compete and Intellectual Property attached hereto as Appendix A and constituting an integral part of this Agreement. Such will not derogate of any other similar obligation the employee has.

4.5.

The Employee agrees that the terms and conditions of this Agreement shall remain confidential at all times, and shall not be disclosed to any other person, including employees of the Company. Notwithstanding anything to the contrary, the Employee may present this Agreement to his legal/ tax advisors and tax authorities if needed and to his immediate family.

5.	Waiver and Release

5.1.

The Employee acknowledges that in this Agreement he has been compensated by the Company for all rights in conjunction with his employment with the Company and/or termination of his employment and that no other compensations are owed to him. The Employee further acknowledges that he is not entitled to receive any additional consideration, benefits, payments, leave period or any other right beyond the consideration provided under this Agreement. The Employee further acknowledges that he is not entitled to receive any additional consideration, benefits, payments, leave period or any other right beyond the consideration provided under this Agreement in connection with his past employment (prior to his current employment) by the Company, including by any affiliates thereof.

5.2.

Subject to and condition upon the fulfillment of this Agreement, by the Company, the Employee and/or his heirs, successors and assignees, hereby by signing this Agreement fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, including related and affiliated companies (including Ormat Technologies Inc and any direct or indirect subsidiary and entities held by it, thereof) and all of their respective officers, directors, agents and employees, from any and all claims, demands, actions, causes of action, suits, debts, reckonings, agreements, promises, obligations, liabilities, of every kind and nature relating to any matter of any kind, known as of the date of this agreement including without limitation: (i) any and all claims relating to or arising out of his employment relations with the Company and/or the termination of this relationship, and any and all claims relating to or arising out of the Employment Agreement and its termination including without limitation, salary payments, vacation days and their redemption, recreation payment, notice period or payment in lieu of notice period, sickness payment, travel expenses, salary differences, overtime payment, social allocations, payments to pensions funds and/or insurance and/or study fund, bonuses, awards, equity, any payment or compensation under Section 134 of the Israeli Patents Law, 1967, options, shares, bonuses, commissions, severance payment and/or completion of severance payment and/or other rights or payments to which the Employee is entitled due to or in a result of his employment with the Company and/or to the termination of his employment and/or any other legal contractual rights under the Employment Agreement and/or under any law and/or jurisdiction and/or collective bargaining agreement or extension thereof.

6.	Miscellaneous

6.1.

The Employee shall bear all tax payments deriving from the rights and benefits granted under this Agreement. It is hereby expressed that all the payments specified in this Agreement are gross, and statutory tax and all the other compulsory payments, including health insurance contributions and national insurance contributions, shall be deducted from them and from all the rights and benefits received by the Employee pursuant hereto.

6.2.	To avoid any doubt, this Agreement also constitutes a compromise agreement and notice of final clearance in according with Article 29 of 1963 Severance Pay Law.

6.3.

In signing this Agreement, the Employee represents that he reviewed and examined his rights and had a sufficient opportunity to receive a counsel advice regarding the same, and will be entering this Agreement voluntarily, without reservation and that it will be binding on him as a settlement agreement.

6.4.

This Agreement constitutes the entire agreement and understanding between the parties concerning the Employee's employment with the Company and its termination and supersedes and replaces any and all prior agreements. This Agreement may only be amended in writing.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Ormat Systems Ltd.

Doron Blachar CEO	Zvi Krieger
________________________ Signature	________________________ Signature

________________________ Date	________________________ Date

Appendix A

Statement of Undertaking-Confidentiality, Non-Compete and Intellectual Property

Zvi Krieger (the “Employee”) hereby warrants and undertakes that for as long as he is employed by Ormat Systems Ltd. (the: "Company"), and upon termination of employment thereafter, for any reason, he shall maintain in complete confidence any matters that relate to the Company and its present and future parent companies, subsidiaries and affiliates and successors, (all of the aforementioned entities shall be referred to collectively as the “Company Group”), their affairs and/or business, pursuant to this Agreement, and since the Employee has and will have access to the Company Group’s intellectual property he hereby declares and undertakes as follows:

1.	Confidentiality

1.1.

The Employee undertakes to maintain the confidentiality of the Confidential Information (as defined below), during the term of his employment with the Company and after the termination of such employment, for any reason.

Without derogating from the generality of the foregoing, the Employee hereby agrees that he shall not, directly or indirectly, disclose or transfer to any person or entity, at any time, either during or subsequent to the employment period, any trade secrets or other confidential information, whether patentable or not, of the Company Group, including but not limited to, all the Company Group’s trade secrets, property, business, any information directly or indirectly related to research and development connected with present or future products, inventions, hardware, software, production processes, discoveries, improvements, developments, innovations, designs, drawings, sketches, design, calculations, diagrams, algorithms, formulas, computer files, computer programs, data, planning processes, list of clients, list of suppliers, costing, prices, terms of payment, plans, business secrets, business plans, plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, information regarding the skills and compensation of other employees of the Company Group, names of clients, sales, and any other information related to the business of the Company Group and/or their clients, including clients with whom the Company Group is negotiating and including affiliates and/or subsidiaries, present and future, all the foregoing whether or not such information is protectable as a patent or any other proprietary right and any other information purchased or received directly or indirectly in connection with Company Group, their affairs and/or business (collectively, “Confidential Information”), of which the Employee is or becomes informed or aware during the employment period, whether or not developed by the Employee. Confidential Information may be in any form including oral, writing, stored in a computer file and/or in any other digital or other existing and/or future media.

Notwithstanding the above, Confidential Information shall not include any information which: (i) was publicly known and made generally available in the public domain prior to the time of disclosure to the Employee; (ii) becomes publicly known and made generally available after disclosure by the Company through no action or inaction of the Employee; (iii) is required by law to be disclosed by the Employee, provided that the Employee gives the Company a prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting the information from public disclosure.

1.2.

The Employee undertakes not to use the Confidential Information for any purpose whatsoever other than the performance of his services on behalf of the Company. Without limiting the scope of this duty, he shall only use the Confidential Information for the benefit of the Company Group, and only to the extent required for the performance of the services and may not disclose the Confidential Information to any other third party who is not performing the service.

1.3.

The Employee undertakes not to directly or indirectly give and/or transfer, sale, publish, distribution, for any purposes, to any third party, any information in any media, and not to photocopy and/or print and/or duplicate object containing any or all of the Confidential Information without the Company’s Group expressed prior written authorization.

1.4.

In the event the Employee is in breach of any of his above obligations, he shall be liable to compensate the Company in respect of all damages and/or expenses incurred by the Company as a result of such a breach, including trial costs and legal fees and statutory VAT, and such being without derogating from any other relief and/or remedy available to the Company by virtue of any law.

1.5.

Third Party Information. The Employee understands that the Company Group has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company Group's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of the Employee's employment and thereafter, the Employee will hold Third Party Information in the strictest confidence and will not disclose Third Party Information to anyone (other than Company personnel who need to have such information in connection with their work for the Company) and will not use Third Party Information, except in connection with the Employee's work for the Company, unless expressly authorized by an officer of the Company in writing,

1.6.

No Improper Use of information of Prior employers and Others- the Employee undertakes that during his employment with the Company he will not improperly use or disclose any confidential information or trade secrets of any former employer or any other person to whom the Employee has an obligation of confidentiality, and he will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom the Employee has an obligation of confidentiality unless consented to in writing by that former employer or person.

2.	Non-Competition/ Non-Solicitation

2.1.

The Employee undertakes that during the period of his employment with the Company and for a period of twelve (12) months following the termination of his employment therewith, for any reason, he shall not, anywhere in the world,

(a)

Directly or indirectly carry on or hold an interest in any company, venture, entity or other business (other than a minority interest in a publicly traded company) which directly harms or competes with the products or services of the Company Group ("Competing Business"), including, without limitation, as a shareholder.

(b)

Act as a consultant or employee or officer or in any managerial capacity in a Competing Business or supply in direct competition with the Company restricted services to any person who was provided with services by the Company Group during the period of twelve (12) months immediately prior to the termination date of the Employee's employment with the Company;

(c)

Solicit, canvass or approach or endeavor to solicit, canvass or approach any person who was provided with services by the Company at any time during the period of twelve (12) months immediately prior to the termination date of the Employee's employment with the Company, for the purpose of offering services or products which directly compete with the services or products supplied by the Company Group.

(d)

Employ, solicit or entice away or endeavor to solicit or entice away from the Company Group any person employed by the Company Group at any time during the period of twelve (12) months immediately prior to the termination date of the Employee's employment with the Company.

3.	Intellectuel Property, Copyright and Patents

3.1.

The Employee hereby assigns to the Company, all of the Employee’s rights, title and interest in and to all inventions, trade secrets, professional secrets, innovations, copyrightable works, Confidential Information, discoveries, processes, designs, works of authorship, and other intellectual property and all improvements on existing inventions, discoveries, processes, designs, works and other intellectual property made or discovered by the Employee or any person subordinate to him during the term of employment or as a result of such employment with the Company, for no additional consideration provided that he shall not be required to bear any expenses as a result of such assignment. The Company and its successors shall be entitled to protect any invention and/or patent and/or trade secret and/or professional secret and/or innovation as aforesaid by way of registration and/or in any other manner, in Israel or anywhere else in the world.

3.2.

The Employee declares that his salary shall constitute full consideration for the above assignment in accordance with Section 134 of the Patents Law – 1967 (hereinafter: the “Patents Law”) and he shall not be entitled to royalties and/or to any other payments or considerations beside his salary for or in respect with the service invention and/or in respect to the above assignment and/or to any intellectual property outcome of his employment and/or in respect to the commercial use of the service invention and/or the products of his services to the Company.

3.3.

The Employee undertakes that upon the demand of the Company, including after the termination of his employment for any reason, he shall sign, execute and deliver to the Company such documents as the Company may request to confirm the assignment of the Employee’s rights herein, and if requested by the Company, shall assist the Company, and shall execute any necessary documents, at the Company’s expense, in applying for and prosecuting any patents, trademarks, trade secrets or copyright registration which may be available in respect thereof in accordance with the laws of the State of Israel or any other foreign country.

3.4.

In the event the Company is unable for any reason, after reasonable effort, to secure the Employee's signature on any document needed in connection with the actions specified in the preceding paragraph, the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact, which appointment is coupled with an interest, to act for and in the Employee's behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by the Employee.

3.5.

The Employee undertakes to deliver to the Company, written notice of any invention and/or patent and/or commercial secret and/or innovation invented by him and/or Employees of the Company and/or its successors who are subordinate to him, immediately upon the discovery thereof.

3.6.

The Employee's obligations pursuant to this Section 3 shall survive the termination of his employment with the Company and/or its successors and assigns with respect to inventions conceived by him during the term of his employment or as a result of his employment with the Company.

3.7.

The Employee acknowledges that the restricted period of time and geographical area specified hereunder are reasonable, in view of the nature of the business in which the Company is engaged, the Employee’s knowledge of the Company’s business and the compensation he receives. Notwithstanding anything contained herein to the contrary, if the period of time or the geographical area specified herein should be determined to be unreasonable in any judicial proceeding, then the period of time and area of the restriction shall be reduced so that this Agreement may be enforced in such area and during such period of time as shall be determined to be reasonable by such judicial proceeding. The Employee acknowledges that the compensation and benefits granted to him by the Company under this Agreement were determined, inter alia, in consideration for his obligations under this Appendix.

4.	General

4.1.

Successors and Assigns. This Agreement will be binding upon the Employee's heirs, executors, administrators and other legal representatives and will be for the benefit of the Company Group, its successors, and its assigns.

4.2.

Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

4.3.	Assignment. This Agreement may be assigned by the Company. The Employee may not assign or delegate his duties under this Agreement without the Company's prior written approval.

4.4.

Injunction. The Employee agrees that it would be difficult to measure damage to the Company Group from any breach of his undertakings set forth in Sections 4.1-4.3 above, and that injury to the Company from any such breach would be impossible to calculate, and that money damages would therefore be an inadequate remedy for any such breach. Accordingly, the Employee agrees that if he breaches any provision of Sections 4.1-4.3 hereof, the Company Group will be entitled, in addition to all other remedies it may have, to an injunction or other appropriate orders to restrain any such breach by the Employee without showing or proving any actual damage sustained by the Company Group.

4.5.	This Agreement also constitutes an "Announcement" of employment terms according to the Employee and Candidates Notification Law (Terms of Employment and Application Process) – 2002.

4.6.	Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Israel, without giving effect to the rules respecting conflict-of-law.

_______________

Name

_______________

Signature

______________

Date